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INDEPENDENT AUDITORS' CONSENT

E*TRADE Funds:

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 333-66807 on Form N-1A of our report dated February 14, 2002 appearing in the Annual Report of the E*TRADE Money Market Fund (formerly the E*TRADE Premier Money Market Fund), one of the funds comprising the E*TRADE Funds, as of and for the year ended December 31, 2001 and to the reference to us under the headings "Financial Highlights" in the Prospectuses, which are part of this Registration Statement, and under the headings "Independent Accountants" in the Statements of Additional Information, which are part of this Registration Statement.



/s/ Deloitte & Touche LLP

Los Angeles, California
June 20, 2002